Exhibit 99.1

Certification of the Chief Executive Officer pursuant to 31 C.F.R. Section 30.15

I, Dennis R. Glass, certify, based on my knowledge, that:

 (i)  The compensation committee of Lincoln National Corporation (“LNC”) discussed, reviewed, and evaluated with the senior risk officers, the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to LNC;

(ii) During the 2010 TARP Period, the compensation committee of LNC identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of LNC and has identified any features of the employee compensation plans that pose risks to LNC and limited those features to ensure that LNC is not unnecessarily exposed to risks;

(iii) During the 2010 TARP Period, the compensation committee reviewed the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of LNC to enhance the compensation of an employee and has limited any such features;

(iv) The compensation committee of LNC will certify that the reviews of the SEO compensation plans and employee compensation plans, required under (i) and (iii) above, occurred during the 2010 TARP Period;

(v) The compensation committee of LNC will provide a narrative description to the extent necessary of how it limited, during the 2010 TARP Period, the features in: (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of LNC; (B) Employee compensation plans that unnecessarily expose LNC to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of LNC to enhance the compensation of an employee;

(vi)  During the 2010 TARP Period, LNC required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stimulus Act of 2008 (“ESSA”) (bonus payments), be subject to a recovery or ‘‘clawback’’ provision if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)  During the 2010 TARP Period, LNC prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees;

(viii)  During the 2010 TARP Period, LNC limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder;

(ix)  During the 2010 TARP Period, LNC and its employees complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) As the 2010 TARP Period for LNC ended on June 30, 2010, LNC is not required to include a non-binding shareholder resolution in compliance with Section 111 of ESSA regarding the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during 2010;

(xi)  LNC will disclose the amount, nature, and justification for the offering, during the 2010 TARP Period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) LNC will disclose whether LNC, the board of directors of LNC, or the compensation committee of LNC has engaged, during the 2010 TARP Period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) LNC has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2010 TARP Period;

(xiv) During the 2010 TARP Period, LNC substantially complied with all other requirements related to employee compensation that are provided in the agreement between LNC and Treasury, including any amendments;

(xv)  As the 2010 TARP Period for LNC ended on June 30, 2010, LNC is not required to submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, with name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Dated:  February 25, 2011                                                    /s/ Dennis R. Glass
Name:  Dennis R. Glass
Title:  President and Chief Executive Officer